Exhibit 10.5

DATED [•] 2022

MARIADB USA, INC.

AND

[DIRECTOR]

INDEMNIFICATION AGREEMENT

CONTENTS

Page No

1	Interpretation	2
2	Agreement to Serve	6
3	Indemnity of [Director / Officer / Employee]	6
4	Indemnification for Expenses of a Witness	6
5	Determination of Entitlement to Indemnification	6
6	Advancement of Expenses	8
7	Remedies of Indemnitee in Cases of Determination Not to Indemnify or to Advance Expenses or Failure to Timely Pay	8
8	Other Rights to Indemnification	9
9	Attorneys’ Fees and Other Expenses to Enforce Agreement	9
10	Limitations of Indemnification	9
11	Liability Insurance	10
12	Duration of Agreement	10
13	Notice of Proceedings by the Indemnitee	10
14	Notices	11
15	Miscellaneous	11

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made on [•] 2022

BETWEEN:

(1)	MARIADB USA, INC., a Delaware corporation with its principal place of business at 699 Veterans Blvd., Redwood City, CA 94063 (the “Company”).

AND

(2)	[DIRECTOR/OFFICER/EMPLOYEE] of [address of Director/Officer/Employee] (the “Indemnitee”).

WHEREAS:

A.	The Company is a wholly owned subsidiary of MariaDB plc, an Irish public limited company (“Parent”).

B.

The Board (as defined below) believes that it is in the Company’s best interests for Parent to attract and retain highly skilled and competent directors, officers and employees due to direct and indirect benefits the Company derives or expects to derive from Parent as its wholly owned subsidiary, including access to capital and the ability to compensate the Company’s employees and other service providers with equity awards exercisable for or settled in Parent’s publicly-traded shares,

C.

Highly skilled and competent persons are reluctant to serve public companies as directors, officers and / or employees unless they are provided with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such companies and uncertainties relating to indemnification increase the difficulty of attracting and retaining such persons.

D.

The Board has determined that Parent’s inability to attract and retain such persons is detrimental to the best interests of the Company and Parent, as its sole shareholder, and that the Company should act to assure such persons that there will be increased certainty of such protection.

E.

The Company desires to ensure that Parent and its shareholders, as well as the Company as a wholly owned subsidiary of Parent, benefit from the services of highly skilled and competent persons such as the Indemnitee, and has requested that the Indemnitee serve as a [director, officer and / or employee] of Parent.

F.

It is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify the Indemnitee to the Fullest Extent Permitted By Law so that the Indemnitee will serve or continue to serve Parent free from undue concern that the Indemnitee will not be so indemnified.

G.

The Indemnitee is willing to serve, continue to serve and take on additional service for or on behalf of Parent and, as partial consideration for agreeing to do so, the Company has agreed to enter into this Agreement with the Indemnitee.

NOW THEREFORE THIS AGREEMENT WITNESSES as follows:

1	Interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act;

“Agreement” means this Indemnification Agreement;

“Assets” means the assets of any kind owned by Parent or the Company, including, without limitation, the securities of the Subsidiaries and any of the assets owned by the Subsidiaries;

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act;

“Board” means the board of directors of the Company;

“Business Day” means a day other than a Saturday, Sunday or public holiday on which clearing banks are generally open for non-automated business in California U.S.A.;

“Change in Control” means the occurrence of any event set forth in any one of the following paragraphs:

(a)

any Person is, or becomes, the Beneficial Owner, directly or indirectly, of 20% or more of either: (A) the then issued ordinary shares in the capital of Parent (the “Outstanding Parent Issued Shares”); or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors at general meetings of Parent (the “Outstanding Parent Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (c) below;

(b)

during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Parent Board (the “Incumbent Board”) cease for any reason to constitute at least a simple majority of the Parent Board, provided however, that any individual becoming a director of Parent subsequent to the date hereof whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Parent Board;

(c)

the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of Parent or any of the Subsidiaries or the sale, transfer or other disposition of all or substantially all of Parent’s Assets (any of which a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be: (A) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Parent Issued Shares and Outstanding Parent Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than 50% of, respectively, the Outstanding Parent Issued Shares and the combined voting power of the Outstanding Parent Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns Parent or all or substantially all of Parent’s Assets either directly or through one or more Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Parent Issued Shares and the Outstanding Parent Voting Securities, as the case may be; (B) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of Parent or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then issued ordinary shares (or outstanding shares of common stock) of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a simple majority of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction;

(d)

approval or adoption by the Parent Board or the shareholders of Parent of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of Parent’s Assets or the dissolution of Parent, excluding any transaction that complies with clauses (A), (B) and (C) of paragraph (c) above;

(e)

any Person (other than a Group Company) (A) becomes the Beneficial Owner, directly or indirectly, of a majority of the outstanding voting securities of the Company or (B) acquires all or substantially all of the Company’s Assets; or

(f)	the dissolution of the Company;

“Company Subsidiaries” means direct or indirect subsidiaries of the Company;

“Corporate Status” means the status of a person who is or was a director, officer, employee, agent, or fiduciary of Parent, the Company or any other Group Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other Entity or enterprise;

“Disinterested Director” means a director of the Company who is not or was not a party to a Proceeding in respect of which indemnification is sought by Indemnitee;

“Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time;

“Expenses” shall mean all costs, expenses, and obligations paid or incurred in connection with investigating, litigating, being a witness in, defending or participating in, or preparing to litigate, defend, be a witness in or participate in any matter that is the subject of a Proceeding, including attorneys’, experts’, accountants’ or other advisors’ fees and court costs;

“Fullest Extent Permitted by Law” means the maximum extent authorized or permitted by the Delaware General Corporation Law, as such law may from time to time be amended to increase the scope of such permitted indemnification;

“Group Companies” means Parent, the Company and each other Subsidiary (wherever incorporated or organised);

“Independent Counsel” means a law firm or a member of a law firm that neither is presently nor in the past 5 years has been retained to represent: (i) the Company or any other Group Company or Indemnitee in any matter material to any such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing the Company or the lndemnitee in an action to determine the lndemnitee’s right to indemnification under this Agreement;

“Parent Board” means the board of directors of Parent;

“Parent Deed of Indemnification” means that certain Deed of Indemnification between Parent and the Indemnitee.

“Parties” means the parties to this Agreement collectively, and “Party” means any one of them;

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Parent, the Company or any of the other Subsidiaries; (ii) a trustee or other fiduciary holding securities under terms of an employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreement of Parent, the Company and their respective Affiliates (collectively, “Benefit Plans”); (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities; or (iv) a corporation or other Entity owned, directly or indirectly, by the shareholders of Parent in the same proportions as their ownership of issued shares of Parent;

“Proceeding” means any actual, threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened, pending or completed proceeding, inquiry, hearing or investigation, whether civil, criminal, administrative or investigative and whether formal or informal and whether brought by or in the right of Parent or the Company or otherwise (including, but not limited to, the investigation, defense, settlement or appeal of any of the forgoing); and

“Subsidiary” means any majority-owned subsidiary of Parent (including the Company) or any majority-owned subsidiary thereof, or any other Entity in which Parent owns, directly or indirectly, a significant financial interest, provided that the Chief Executive Officer of Parent designates such Entity to be a Subsidiary for the purposes of this Agreement.

1.2	In this Agreement unless the context otherwise requires or unless otherwise specified:

1.2.1

any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to that statute, provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

1.2.2	words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.3

all references to recitals, sections, clauses, paragraphs, schedules and annexes are to recitals in, sections, clauses and paragraphs of and schedules and annexes to this Agreement, unless otherwise specifically stated;

1.2.4	headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.5

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and any reference to the word “include” or “including” is to be construed without limitation;

1.2.6

words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof;

1.2.7

any reference to this Agreement, to any other agreement or document or to any specified provision of this Agreement or any other agreement or document is to this Agreement, that agreement or document or that specified provision, in each case as amended from time to time in accordance with the terms of this Agreement or that other agreement or document, as the case may be;

1.2.8

any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, body corporate, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.9	any reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.10	any reference to a Party or other person includes his, her or its successors, personal representatives and permitted assigns;

1.2.11

any reference to “writing” or any similar expression includes transmission by email or other comparable means of electronic communication, provided however, that where such notice is served under this Agreement by email or other comparable means of electronic communication, it must clearly and unambiguously state at the beginning of such communication that such communication constitutes a notice for the purpose of this Agreement; and

1.2.12

if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day, such action or duty shall be taken or performed on the Business Day next following such day.

1.3

The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

2	Agreement to Serve

The lndemnitee agrees to serve as a [director, officer and / or employee] of Parent. This Agreement does not create or otherwise establish any right on the part of the Indemnitee to be and continue to be elected or appointed or employed as a director, officer and / or employee of Parent or any other Group Company and does not create an employment contract or other employment arrangement between the Company and the Indemnitee.

3	Indemnity of [Director / Officer / Employee]

3.1

Subject to clause 10, the Company shall, to the Fullest Extent Permitted By Law and without prejudice to any other indemnity to which the Indemnitee may otherwise be entitled, indemnify, defend and hold harmless the Indemnitee against all damages, losses, liabilities, judgments, penalties, fines, amounts paid in settlement, and reasonable Expenses if lndemnitee was or is a party to or participant in, or is threatened to be made a party to or participant in, any Proceeding, by reason of the fact or assertion that the Indemnitee (i) is, or was, serving as a director, officer, employee, agent, or fiduciary of Parent, the Company or another Group Company or (ii) is or was serving, at the request of the Company or another Group Company, as a director, officer, employee, agent, or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other Entity or enterprise or by reason of anything done or not done by the Indemnitee in any such capacity.

3.2

Subject to clause 10, if the Indemnitee is entitled under any provision of this Agreement to indemnification for some or a portion of Expenses, damages, losses, liabilities, judgments, penalties, fines and amounts paid in settlement, but not the total amount thereof, the Company shall indemnify, defend and hold harmless the Indemnitee for such portion of the Expenses, damages, losses, liabilities, judgments, penalties, fines, amounts paid in settlement and any other amounts that the lndemnitee becomes legally obligated to pay in connection with any Proceeding to which the lndemnitee is entitled.

4	Indemnification for Expenses of a Witness

Subject to clause 10, to the extent that the Indemnitee is, by reason of the Indemnitee’s Corporate Status, a witness in any Proceeding, the Indemnitee shall be indemnified by the Company against all Expenses actually and reasonably incurred by the lndemnitee or on the Indemnitee’s behalf in connection therewith.

5	Determination of Entitlement to Indemnification

5.1

The Indemnitee shall request indemnification pursuant to this Agreement by notice in writing to the secretary of the Company. The secretary shall, promptly upon receipt of the Indemnitee’s request for indemnification, advise in writing the Board or such other person or persons empowered to make the determination as provided in clause 5.2 that the Indemnitee has made such request for indemnification. Subject to clause 10, upon making such request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification hereunder and the Company shall have the burden of proof in the making of any determination contrary to such presumption.

5.2

Upon written request by the Indemnitee for indemnification pursuant to clause 3.1, the entitlement of the lndemnitee to indemnification pursuant to the terms of this Agreement shall be determined in the following circumstances and by the following person or persons who, in each instance, shall be empowered to make such determination:

5.2.1	if a Change in Control shall not have occurred,

(a)	by the Board, by a majority vote of the Disinterested Directors, even though less than a quorum;

(b)	by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum;

(c)

if there are no Disinterested Directors, or if such Disinterested Directors (by majority vote) so direct, by (i) Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; or (ii) a majority vote of the shareholders of the Company; and

5.2.2	if a Change in Control shall have occurred,

(a)	by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; or

(b)	at the Indemnitee’s sole option, the Indemnitee shall have the right to direct that such determination be made in the manner provided in clause 5.2.1.

5.3

For the purposes of clause 5.2.1(b), Independent Counsel shall be selected by the Board and reasonably approved by the lndemnitee and, for the purposes of clause 5.2.2, Independent Counsel shall be reasonably selected by the Indemnitee. Upon failure of the Board to so select such Independent Counsel or upon failure of the Indemnitee to so approve, such Independent Counsel shall be selected by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Such determination of entitlement to indemnification shall be made not later than 60 days after receipt by the Company of a written request for indemnification. Such request shall include documentation or information which is reasonably necessary for such determination and which is reasonably available to Indemnitee. Subject to clause 10, any reasonable Expenses incurred by the Indemnitee in connection with the Indemnitee’s request for indemnification hereunder shall be borne by the Company irrespective of the outcome of the determination of the Indemnitee’s entitlement to indemnification. If the person or persons making such determination shall determine that the Indemnitee is entitled to indemnification as to part, but not all, of the application for indemnification, such persons may, subject to clause 10, reasonably pro rate such partial indemnification among such claims, issues or matters in respect of which indemnification is requested.

6	Advancement of Expenses

Subject to clause 10, all reasonable Expenses incurred by, and advances of disbursements required of, the Indemnitee in connection with any Proceeding and in connection with the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement shall, at the request of the Indemnitee, be paid by the Company in advance of the final disposition of any such Proceeding, adjudication or arbitration as promptly as possible, and in any event within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by, or disbursements required of, the Indemnitee in connection therewith. Notwithstanding any determination as to entitlement to indemnification made pursuant to clauses 5 or 7, the Indemnitee agrees that it will forthwith (and, in any event, not later than 20 days from the date the Company provides a written demand therefor) repay any advance of funds made by the Company pursuant to this clause 6 if it is ultimately determined under applicable law that the Indemnitee is not entitled to be indemnified. The parties intend that the foregoing constitute the undertaking required pursuant to Section 145(e) of the Delaware General Corporation Law. Subject to clause 10, the Company shall have the burden of proof in any determination under this clause 6. No amounts advanced hereunder shall be deemed an extension of credit by the Company to the Indemnitee.

7	Remedies of Indemnitee in Cases of Determination Not to Indemnify or to Advance Expenses or Failure to Timely Pay

7.1

In the event that: (a) a determination is made that the lndemnitee is not entitled to indemnification hereunder; (b) payment has not been timely made following a determination of entitlement to indemnification pursuant to clause 5; or (c) Expenses or disbursements required of the Indemnitee are not advanced pursuant to clause 6, the lndemnitee shall be entitled to apply to an appropriate court of the State of Delaware for a determination of the Indemnitee’s entitlement to such indemnification, indemnification payment or advance.

7.2

Alternatively to clause 7.1, except for an application to be indemnified for any liability arising from a Proceeding by or in the right of the Company for which the Indemnitee shall have been adjudicated liable (which must be brought in the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought), the lndemnitee, at the Indemnitee’s sole option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, such award to be made within 60 days following the Indemnitee’s filing of the request for arbitration. The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration or any other claim.

7.3

A judicial proceeding or arbitration pursuant to this clause 7 shall be made de novo and the Indemnitee shall not be prejudiced by reason of a determination otherwise made hereunder (if so made) that the Indemnitee is not entitled to indemnification. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification or advance hereunder, the Company shall pay all reasonable Expenses actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings) (the “Clause 7 Expenses”), provided however, that the lndemnitee agrees that it will forthwith (and, in any event, not later than 20 days from the date the Company provides a written demand therefor) repay such Clause 7 Expenses in the event that any allegation of fraud or dishonesty is proved against the Indemnitee in the Proceeding in respect of which the Indemnitee was seeking indemnification or an advance of monies hereunder.

8	Other Rights to Indemnification

8.1

The indemnification and advancement of reasonable Expenses provided by this Agreement shall not be deemed exclusive of any other right to which the Indemnitee previously, now or in the future may be entitled under any provision of the Company’s certificate of incorporation, bylaws, any other agreement (including the Parent Deed of Indemnification or any agreement between the Indemnitee and any other Group Company), vote of shareholders of the Company, the Board or Disinterested Directors, provision of law, or otherwise, provided that the Company shall not be obligated under this Agreement to make any payment pursuant to this Agreement for which payment has been actually made to or on behalf of the Indemnitee by or on behalf of any of the Group Companies under any insurance policy or other indemnity provision, except in respect of any excess beyond the amount paid under any such insurance policy or other indemnity provisions. As between Parent and the Company, Parent shall be the indemnitor of first resort (i.e., its obligations to the Indemnitee are primary and the obligations of the Company to advance Expenses and to provide indemnification for the same Expenses, damages, losses, liabilities, judgments, penalties, fines, and amounts paid in settlement are secondary). To the extent not satisfied by Parent in accordance with the Parent Indemnification Agreement, the Company shall be required to advance the full amount of Expenses incurred by the Indemnitee and shall be required to indemnify the Indemnitee for the full amount of damages, losses, liabilities, judgments, penalties, fines, amounts paid in settlement, and reasonable Expenses in settlement as required by (and subject to) the terms of this Agreement, the Company’s certificate of incorporation or bylaws, or any other agreement between the Company and the Indemnitee, without regard to any rights to indemnification or advancement of Expenses the Indemnitee may have against other Entities (other than Parent).

8.2

In the event of any payment under this Agreement, the Group Companies shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute at the request of the Company all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

9	Attorneys’ Fees and Other Expenses to Enforce Agreement

In the event that the Indemnitee is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement, the Indemnitee, if the Indemnitee prevails in whole or in part in such action, shall, subject to clause 10, be entitled to recover from the Company and shall be indemnified by the Company against, any actual Expenses reasonably incurred by the Indemnitee; provided that in bringing any action for adjudication or award in arbitration to enforce the Indemnitee’s rights, the Indemnitee acted in good faith.

10	Limitations of Indemnification

10.1

Notwithstanding any other terms of this Agreement, no provision of this Agreement shall indemnify, the Indemnitee against, or exempt the Indemnitee from, any liability for bad faith, fraud or dishonesty proved against the Indemnitee.

10.2

Notwithstanding any other terms of this Agreement, no provision of this Agreement shall indemnify the Indemnitee against, or exempt the Indemnitee from, any liability arising in connection with a Proceeding by or in the right of the Company if the Indemnitee is adjudged liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware (or the court in which such Proceeding was brought) determines that despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such Expenses that such court shall deem proper.

11	Liability Insurance

To the extent the Company or Parent maintains an insurance policy or policies providing directors’, officers’ and/or employees’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Parent director, officer or employee.

12	Duration of Agreement

This Agreement shall apply with respect to the lndemnitee’s occupation of any of the position(s) described in clause 3.1 of this Agreement prior to the date of this Agreement and with respect to all periods of such service after the date of this Agreement, even though the Indemnitee may have ceased to occupy such positions(s).

13	Notice of Proceedings by the Indemnitee

13.1

The Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification hereunder; provided that the failure to so notify the Company will not relieve the Company from any liability it may have to the lndemnitee except to the extent that such failure materially prejudices the Company’s ability to defend such claim. With respect to any such Proceeding as to which the lndemnitee notifies the Company of the commencement thereof:

13.1.1	the Company will be entitled to participate therein at its own expense; and

13.1.2

except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to lndemnitee. After notice from the Company to the lndemnitee of its election so to assume the defense thereof, the Company will not be liable to lndemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than, subject to clause 10, reasonable costs of investigation or as otherwise provided below. The lndemnitee shall have the right to employ the Indemnitee’s own counsel in such Proceeding, but the fees and Expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee and not subject to indemnification hereunder unless (a) the employment of counsel by the Indemnitee has been authorized by the Company; (b) in the reasonable opinion of counsel to the Indemnitee there is or may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such Proceeding; or (c) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases, subject to clause 10, the reasonable Expenses of counsel shall be at the expense of the Company.

13.2	Neither the Company nor the Indemnitee shall settle any claim without the prior written consent of the other (which shall not be unreasonably withheld, conditioned or delayed).

14	Notices

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile, email or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause 14). Any notice sent by post as provided in this clause 14 shall be deemed to have been served five Business Days after dispatch and any notice sent by facsimile or email as provided in this clause 14 shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile or email that such facsimile or email was duly dispatched to a current facsimile number or email address of the addressee.

Company

MariaDB USA, Inc.

699 Veterans Blvd. Redwood City, CA 94063

Attn: [•]

Email: [•]

Indemnitee

Name: [•]

Address: [•]

15	Miscellaneous

15.1

Notwithstanding the expiration or termination of this Agreement howsoever arising; such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

15.2

If any of the clauses, conditions, covenants or restrictions of this Agreement or any agreement or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective so as to give effect as nearly as possible to the intent manifested by such clause, condition, covenant or restriction.

15.3

This Agreement shall be binding upon the Company and its successors and assigns (including any transferee of all or substantially all of its assets and any successor or resulting company by any Corporate Transaction or otherwise) and shall inure to the benefit of the lndemnitee and the Indemnitee’s spouse, assigns, heirs, estate, devises, executors, administrators or other legal representatives.

15.4

This Agreement constitutes the entire agreement between the Parties relating to the matters covered hereby; provided that this Agreement shall not supersede any other indemnification agreement between the Indemnitee and the Company or any Group Company (other than the Company) or any indemnification obligation of the Company or any Group Company to the Indemnitee.

15.5

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the lndemnitee and by a duly authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any other condition or provision hereof (whether similar or dissimilar) nor shall such waiver constitute a continuing waiver. Any waiver must be in writing and signed by the Indemnitee or a duly authorized officer of the Company, as the case may be.

15.6

This Agreement may be executed in any number of counterparts, including fax and email and by the different Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same Agreement. This Agreement shall become effective and dated on the date stated at the beginning of it. Transmission of an executed counterpart of this Agreement or the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other legible format) shall take effect as delivery of an executed counterpart of this Agreement.

15.7

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties to this Agreement hereby irrevocably agree that the courts of Delaware shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Agreement Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Agreement Proceedings in the courts of Delaware on the grounds of venue or on the basis that the Agreement Proceedings have been brought in an inconvenient forum; provided that any matters that are referred to arbitration pursuant to clause 5.3 or 7.2 shall be exclusively determined by such arbitral proceedings which shall be conducted by a single arbitrator, in the English language and in California, U.S.A.

15.8	All payments made by the Company to the lndemnitee hereunder shall be deemed to have been made in the ordinary course of business of the Company and shall not be deemed to be extraordinary payments.

15.9

The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce the Indemnitee to serve, continue to serve and to take on additional service for or on behalf of the Company, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving, continuing to serve and taking on additional service for or on behalf of the Company.

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IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement and delivered it on the date first written above.

MARIADB USA, INC.

By:
Name:
Title:

SIGNED AND DELIVERED by [DIRECTOR / OFFICER / EMPLOYEE]

(Signature)